UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

GenVec, Inc.

(Exact name of registrant as specified in its charter)

Delaware (state or other jurisdiction of incorporation)	000-24469 (Commission File Number)	23-2705690 (I.R.S. Employer Identification No.)

910 Clopper Road Suite 220N Gaithersburg, Maryland	20878 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (240) 632-0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)         On October 30, 2014, the Board of Directors of GenVec, Inc. (the “Company”) expanded the size of the Board of Directors by one director and appointed Quinterol J. Mallette, M.D. to fill the resulting vacancy. Dr. Mallette’s term will expire at the 2016 annual meeting of stockholders of the Company. Dr. Mallette was also appointed to the Audit Committee.

Dr. Mallette is Senior Analyst at SWK Holdings, Inc., a publically-traded healthcare-focused specialty finance firm, a position he has held since 2013. From 2011 to 2013, Dr. Mallette was the Founder and President of Mallette Research Associates, a provider of in-depth, real-time equity research to brokerage houses.  From 2009 to 2011, Dr. Mallette was the Founder and President of the Invictus Trading Group, Inc., a proprietary trading group with expertise in healthcare. Dr. Mallette began his career in 2001 at Lehman Brothers as an Equity Research Analyst in the Biotechnology space. Dr. Mallette left Lehman to fill the role of Senior Analyst for a healthcare-dedicated fund, before starting his own fund. Dr. Mallette holds BS degrees in Biomedical Engineering and Psychology from Duke University. He also received an MBA from the Fuqua School of Business at Duke University and a medical degree from the Duke University School of Medicine.

Dr. Mallette is expected to be compensated according to the Company’s policy for non-employee directors, which is set forth under the heading Director Compensation Table in the Company’s definitive proxy statement for its 2013 annual meeting of stockholders. That description is incorporated in this Current Report by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

By:	/s/ Douglas J. Swirsky
Douglas J. Swirsky President, Chief Executive Officer and Chief
Financial Officer

Dated: November 3, 2014

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